Exhibit 10.35

Executive Deferred Compensation Plan

(as amended and restated effective January 1, 2008)

ARTICLE I

PURPOSE

The purpose of the Sprint Nextel Corporation Executive Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to provide funds for retirement or death for executive employees (and their Beneficiaries) of Sprint Nextel Corporation and its subsidiaries. It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing such employees with a means to supplement their standard of living at retirement. The Plan, as amended, restated and renamed and as set forth herein, shall be effective as of January 1, 2008 for the purpose of permitting deferrals of compensation earned and vested after December 31, 2004 and any amounts credited thereon, including pursuant to paragraphs 6.3 or 6.4. All amounts deferred under the Plan prior to January 1, 2005, that were earned and vested prior to January 1, 2005, and any amounts credited thereon (including pursuant to paragraphs 6.3 or 6.4), shall be governed by the terms of the Plan as in effect on October 3, 2004 and as subsequently amended on October 11, 2004. Amendments made effective October 11, 2004 were to change the Plan Year to the calendar year beginning in 2006 and to require deferral elections to be made before the beginning of the Plan Year, and these amendments did not result in a material modification of the Plan as in effect on October 3, 2004. Nothing in this amended, restated and renamed Plan document shall affect deferred amounts under the Plan that were earned and vested prior to January 1, 2005 and any amounts credited thereon. It is intended that all amounts deferred under the Plan that were earned and vested prior to January 1, 2005, and any amounts credited thereon, shall be grandfathered from the application of Internal Revenue Code Section 409A. The determination of whether amounts deferred under the Plan, or any amounts credited thereon, were earned and vested prior to January 1, 2005 shall be made in accordance with Internal Revenue Code Section 409A and the guidance and Treasury regulations issued thereunder.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account Transfer Request. “Account Transfer Request” means a written notice, in a form prescribed by the Company, by a Participant to transfer all or any portion of one Deferred Benefit Account to another Deferred Benefit Account as provided for in paragraph 6.6.

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2.2 Amendment of Payment Election Form. “Amendment of Payment Election Form” means a written notice, in a form prescribed by the Company, filed with the Company by a Participant to change the manner in which such Participant’s Deferral Benefits are to be paid.

2.3 Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant, or as provided in Article VIII, to receive any benefits payable under the Plan. Any Participant Beneficiary Designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted and acknowledged in writing by the Company.

2.4 Board. “Board” means the Board of Directors of the Company.

2.5 Committee. “Committee” means the Employee Benefits Committee of Sprint Nextel, as appointed by management of Sprint Nextel.

2.6 Company. “Company” means Sprint Nextel Corporation, or any successor thereto.

2.7 Compensation. “Compensation” means (i) Base Salary earned during the Plan Year, and (ii) Annual Incentive Compensation and Long-Term Incentive Compensation payable to a Participant with respect to a performance period beginning during the Plan Year, other than a distribution under this Plan.

(a)	Annual Incentive Compensation. “Annual Incentive Compensation” means any cash incentive compensation earned by a Participant over a period of one year or less.

(b)	Base Salary. “Base Salary” means all regular cash remuneration for services, other than such items as Annual Incentive Compensation, payable by the Employer to a Participant in cash, but before reduction for amounts deferred pursuant to this Plan or any other Plan of the Employer.

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(c)	Long-Term Incentive Compensation. “Long-Term Incentive Compensation” means cash incentive compensation, if any, earned by a Participant over a period of more than one year.

2.8 Deferral Benefit. “Deferral Benefit” means the benefit payable to a Participant or the Participant’s Beneficiary at the time and in the form provided, and as calculated, in Article VII hereof.

2.9 Deferred Benefit Account. “Deferred Benefit Account” means the accounts maintained on the books of account of the Employer for each Participant pursuant to Article VI. Separate Deferred Benefit Accounts shall be maintained for each Participant to reflect (a) separate deferral elections and (b) Account A and Account B elections.

A Participant’s Deferred Benefit Accounts shall be used solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant’s Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind. Unless the context requires otherwise, “Deferred Benefit Account” shall mean the aggregate balance of all accounts of a Participant.

2.10 Determination Date. “Determination Date” means the date on which the amount of a Participant’s Deferred Benefit Account is determined as provided in Article VI hereof. The last day of each calendar month shall be a Determination Date.

2.11 Disability. “Disability” or “Disabled Participant” means a physical or mental condition of a Participant resulting in a determination of disability for purposes of receiving benefits under the Employer’s Long-Term Disability Insurance Plan.

2.12 Employer. Except as otherwise provided in paragraph 7.1, “Employer” means Sprint Nextel Corporation and, unless specifically excluded from participation by the Committee, any affiliate with which Sprint Nextel Corporation would be considered a single employer under Internal Revenue Code Section 414(b) or 414(c), provided that in applying Internal Revenue Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Internal Revenue Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Internal Revenue Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation

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Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Internal Revenue Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

2.13 Internal Revenue Code. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended or supplemented from time to time. References to any section of the Internal Revenue Code shall be to that section as it is renumbered, amended, supplemented or re-enacted.

2.14 Interest Yield. “Interest Yield” means with respect to any calendar month the greater of (i) the prime rate in effect at Citibank, N.A. at the opening of business on the first business day of the month, or if said bank, for any reason, no longer publishes its prime rate, the prime rate similarly determined of another major bank selected by the Company and (ii) six percent per annum.

2.15 Participant. “Participant” means any individual who is designated by the Company in accordance with paragraph 4.1 to participate in this Plan and who elects to participate by filing a Participation Agreement as provided in Article IV.

2.16 Participation Agreement. “Participation Agreement” means the agreement, in a form prescribed by the Company, filed with the Company by a Participant before the beginning of the period in which the Participant’s Compensation is to be deferred pursuant to the Plan and the Participation Agreement. A new Participation Agreement shall be filed by the Participant for each separate Base Salary deferral election and for each Annual Incentive Compensation deferral election and, if applicable, each Long-Term Incentive Compensation deferral election not accompanying a Base Salary deferral election.

2.17 Plan. “Plan” means the Sprint Nextel Corporation Executive Deferred Compensation Plan as set forth in this document, effective for amounts earned and vested after December 31, 2004. The Plan was previously known as the Sprint Corporation Executive Deferred Compensation Plan.

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2.18 Plan Administrator. “Plan Administrator” means the person appointed by the Company to represent the Company in the administration of this Plan.

2.19 Plan Year. “Plan Year” means a twelve month period commencing January 1 of a year and ending on December 31 of the same year.

2.20 Retirement Plan. “Retirement Plan” means the Sprint Retirement Pension Plan, as amended from time to time.

2.21 Separation from Service. “Separation from Service” has the same meaning as described under Internal Revenue Code Section 409A and the guidance and Treasury regulations issued thereunder. Except as otherwise required to comply with Internal Revenue Code Section 409A, an employee shall be considered not to have had a Separation from Service where the level of bona fide services performed continues at a level that is at least 21 percent or more of the average level of service performed by the employee during the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that the employee provided prior to such date or that the Company and the Participant reasonably anticipate the employee may provide (whether as an employee or independent contractor) after such date. For purposes of the determination of whether a Participant has had a “separation from service” as described under Internal Revenue Code Section 409A and the guidance and Treasury regulations issued thereunder, the terms “Employer,” “employer” and “service recipient” mean Sprint Nextel Corporation and any affiliate with which Sprint Nextel Corporation would be considered a single employer under Internal Revenue Code Section 414(b) or 414(c), provided that in applying Internal Revenue Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Internal Revenue Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Internal Revenue Code Sections 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Internal Revenue Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

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2.22 Share Unit. “Share Unit” means a measure of participation under the Plan having a value based on the market value of one share of Series 1, common stock of the Company.

2.23 Spouse. “Spouse” means a Participant’s wife or husband who was lawfully married to the Participant at the time when the determination is relevant.

2.24 Sprint Insider. “Sprint Insider” means, as of any time when the determination thereof is relevant, any Participant subject to liability under Section 16 of the Securities Exchange Act of 1934 with respect to trading in the equity securities of the Company.

ARTICLE III

ADMINISTRATION

3.1 Plan Administrator; Company and Committee; Duties. This Plan shall be administered by the Committee. The Committee may be a consolidated Committee administering other benefit plans of the Company in addition to this Plan. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. The Committee may appoint a Benefit Administrative Committee and a Plan Administrator. The Committee may delegate its duties for the day-to-day operations of the Plan to the Plan Administrator and other duties to the Benefit Administrative Committee. Members of the Committee, the Benefit Administrative Committee and the Plan Administrator may be Participants under this Plan.

3.2 Claim for Benefits. Any claim for benefits under this Plan shall be made in writing to the Plan Administrator. If a claim for benefits is wholly or partially denied, the Plan Administrator shall so notify the Participant or Beneficiary within 90 days after receipt of the claim. The notice of denial shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall contain (a) the specific reason or reasons for denial of the claim, (b) specific references to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure. The decision or action of the Plan

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Administrator shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in paragraph 3.3.

3.3 Review of Claim. Within 60 days after the receipt by the Participant or Beneficiary of notice of denial of a claim, the Participant or Beneficiary may (a) file a request with the Benefits Administrative Committee that it conduct a full and fair review of the denial of the claim, (b) review pertinent documents and (c) submit questions and comments to the Committee in writing.

3.4 Decision After Review. Within 60 days after the receipt of a request for review under paragraph 3.3, the Benefits Administrative Committee shall deliver to the Participant or Beneficiary a written decision with respect to the claim, except that if there are special circumstances (such as the need to hold a hearing) which require more time for processing, the 60-day period shall be extended to 120 days upon notice to the Participant or Beneficiary to that effect. The decision shall be written in a manner calculated to be understood by the Participant or Beneficiary and shall (a) include the specific reason or reasons for the decision and (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based.

ARTICLE IV

PARTICIPATION

4.1 Participation. Participation in the Plan shall be limited to executives having a job grade level of E14 or above, or any other employees designated by the Committee, who elect to participate in the Plan by filing a Participation Agreement with the Company. Participation Agreements must be received by the Company by the last day of the calendar year immediately preceding the Plan Year in which the Participation Agreement is to first take effect, and the election to participate shall be effective on the first day of the Plan Year following receipt by the Company of a properly completed and executed Participation Agreement.

4.2 Minimum and Maximum Deferral and Length of Participation. A Participant may elect in any Participation Agreement to defer a portion of the Participant’s Compensation. Compensation deferred under a Participation Agreement shall be distributed upon Separation from Service in accordance with paragraph 7.1 unless the Participant elects in such

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Participation Agreement to defer distribution until the later of Separation from Service or attainment of a specified age. The minimum and maximum amounts that may be deferred under any single Participation Agreement shall be in $100 units and shall be as follows:

	Minimum Deferral	Maximum Deferral
With respect to Base Salary Deferrals	$300 per month	50% of Base Salary

With respect to Annual Incentive Compensation	25% of Annual Incentive Compensation	100% of Annual Incentive Compensation

With respect to Long-Term Incentive Compensation	25% of Long-Term Incentive Compensation	100% of Long-Term Incentive Compensation

(a)	With respect to Base Salary deferrals, the dollar amount of deferral elected in each Participation Agreement shall be the amount of Base Salary that will be deferred in each month subject to the Participation Agreement. Each Participation Agreement shall apply to the Participant’s Base Salary earned in the Plan Year immediately following the Plan Year in which the Participation Agreement is filed (or until the Participant’s Separation from Service). The fixed dollar amount of Base Salary deferral applicable over a Plan Year shall not be changed by virtue of a change in Base Salary alone.

(b)	With respect to Annual Incentive Compensation and, if applicable, Long-Term Incentive Compensation deferrals, the deferral percentage selected in a Participation Agreement shall apply to any Annual Incentive Compensation or Long-Term Incentive Compensation payable to a Participant with respect to any performance period beginning in the Plan Year immediately following the Plan Year in which the Participation Agreement is received by the Plan Administrator. For any performance period beginning in calendar year 2005, but before the beginning of the 2005 Plan Year, the deferral percentage selected in the special Participation Agreement established by the Plan Administrator applicable to such compensation, which must be received by the Company no later than December 31, 2004, shall apply.

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(c)	From time to time, the Company may increase or decrease the minimum and maximum deferrals set forth above as well as the period for which the deferrals are effective by giving reasonable written notice to the affected Participants. Such changes shall be effective for all Participation Agreements filed thereafter.

(d)	A Participant’s election to defer Compensation under a Participation Agreement shall be irrevocable as of the last day of the calendar year immediately preceding the Plan Year in which the Participation Agreement is to first take effect; provided, however, that the deferral of Compensation under any Participation Agreement may be suspended as provided in paragraph 7.5.

ARTICLE V

DEFERRED COMPENSATION

5.1 Elective Deferred Compensation. The amount of Compensation that a Participant elects to defer in an executed Participation Agreement with respect to each Plan Year of participation in the Plan shall be credited by the Company to the Participant’s Deferred Benefit Account as the Participant is paid the non-deferred portion of such Compensation, or if all such Compensation is deferred, at the time such Compensation would have been paid absent the deferral election. The amount credited to a Participant’s Deferred Benefit Account shall equal the amount deferred. To the extent that the Employer is required to withhold any taxes or other amounts relating to an employee’s deferred wages pursuant to any state, federal or local law, such amounts shall be taken out of the portion of the Participant’s Compensation which is not deferred under this Plan.

5.2 Vesting of Deferred Benefit Account. A Participant shall be 100% vested in the Participant’s Deferred Benefit Account.

ARTICLE VI

DEFERRED BENEFIT ACCOUNT

6.1 Determination of Account. Each Participant’s Deferred Benefit Account, as of each Determination Date, shall consist of the balance of the Participant’s Deferred Benefit Account as of the immediately preceding Determination Date, plus the Participant’s elective deferred

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compensation withheld since the immediately preceding Determination Date pursuant to paragraph 5.1, and plus amounts credited to the Participant’s Deferred Benefit Account pursuant to paragraphs 6.3 and 6.4. The Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date.

6.2 Type of Deferral. A Participant may elect to have any portion of the amount deferred credited to Account A (fixed income return) or to Account B (Share Units). The election shall be made by a properly executed Participation Agreement. Deferrals shall be credited in accordance with the election made in the applicable Participation Agreement.

6.3 Maintenance of Account A. As of each Determination Date, the Participant’s Deferred Benefit Account A shall be increased by the amount of interest earned since the preceding Determination Date. Interest on Account A shall be based upon the Interest Yield. Interest shall be credited on the mean average of the balances of the Deferred Benefit Account on the Determination Date (before crediting the interest) and on the last preceding Determination Date, but after the Deferred Benefit Account has been adjusted for any contributions or distributions to be credited or deducted for each such day.

6.4 Maintenance of Account B.

(a)	Conversion between Dollar Amounts and Share Units in Account B. When an amount is to be added to a Participant’s Deferred Benefit Account B, it shall be converted into Share Units, or fractions thereof, by dividing the amount to be credited by the closing price of the Series 1, common stock of the Company, as reported by the New York Stock Exchange on the last trading day on or before the Determination Date. When a number of Share Units is to be subtracted from a Participant’s Deferred Benefit Account B, such number of Share Units shall be converted into a dollar amount by multiplying such number of Share Units by the closing price of the Series 1, common stock of the Company, as reported by the New York Stock Exchange on the last trading day on or before the Determination Date.

(b)	Dividends. When a dividend is declared and paid by the Company on its Series 1, common stock, an amount shall be credited to the

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Participant’s Account B as though the same dividend had been paid on the Share Units in such account as of the Determination Date immediately preceding the record date for the dividend, and such amount shall be converted to Share Units. Such amount shall be valued as of the Determination Date immediately following the payment of the dividend.

(c)	Effect of Recapitalization. In the event of a stock dividend, stock split, or other corporate reorganization involving the Series 1, common stock of the Company, the Company shall make equitable adjustment to the number of Share Units credited to a Participant’s Account B as may be necessary to give effect to such change in the Company’s capital structure.

(d)	Conversion of Share Units to Dollars on Distribution. Share Units in Account B shall be converted to an equivalent dollar amount before any distribution thereof to a Participant pursuant to Article VII. For purposes of distribution, the value of a Share Unit shall be the average closing price of the Company’s Series 1, common stock on the New York Stock Exchange on the last trading day of each of the 12 calendar months immediately preceding the date of distribution. If a Participant elects payment in other than a lump sum, Share Units shall be so converted to a dollar amount with respect to each payment made in the distribution. During the period of distribution, dividends and other equitable adjustments shall be credited to the Participant’s Account B in accordance with paragraphs 6.4(b). For such purposes, a Participant that is a Sprint Insider immediately before the event that entitles the Participant to distribution shall be deemed a Sprint Insider during the period of distribution.

6.5 Statement of Accounts. The Company shall submit to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Company deems desirable, setting forth the balance to the credit of such Participant in the Participant’s Deferred Benefit Accounts A and B, in each case, as of the last day of the preceding Plan Year.

6.6 Transfers Between Accounts. Within the limitations of this paragraph 6.6, a Participant may elect, by executing an Account Transfer Request to transfer all or any portion of the Participant’s Account A to Account B or to transfer all or any portion of the Account B to Account A.

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Such election shall be effective on the last day of the calendar month in which the Plan Administrator timely receives the Participant’s executed Account Transfer Request. Transfers may not be made more than four times in any Plan Year, and no such transfer may be made unless a period of at least three months shall have elapsed from the effective date of the most recent such transfer (whether it occurred in the current Plan Year or not) to the effective date of the current transfer.

ARTICLE VII

BENEFITS

7.1 Distribution of Deferral Benefits. Subject to paragraph 7.6 below, upon a Participant’s Separation from Service, the Participant shall be entitled to a Deferral Benefit equal to the amount of the Participant’s Deferred Benefit Account determined under paragraph 6.1 as of the Determination Date coincident with or immediately following such event. Notwithstanding the preceding sentence, if the Participant elected in the applicable Participation Agreement that the Deferral Benefit be paid upon the later of the Participant’s Separation from Service or attainment of a specified age and the Participant has not attained the specified age at Separation from Service, such Deferral Benefit, in an amount equal to the amount of the Participant’s Deferred Benefit Account determined under paragraph 6.1 as of the Determination Date coincident with or immediately following such event, shall be paid to the Participant upon the Participant’s attainment of the specified age. Except as otherwise provided in paragraph 7.2, the Participant’s Deferral Benefit shall be payable in the form determined pursuant to paragraph 7.6 below.

7.2 Separation from Service Before Age 55. If the Participant’s Separation from Service occurs before age 55 for reasons other than death, the Participant’s Deferred Benefit Account shall be paid in a single sum following Separation from Service if the aggregate balance of the Participant’s Deferred Benefit Account(s) is $20,000 or less. If such aggregate balance of a Participant’s Deferred Benefit Account(s) is more than $20,000, payment shall commence pursuant to the Participant’s election in the Participation Agreement or in the Amendment of Payment Election Form.

7.3 Death. If a Participant dies before or after payment of the Participant’s Deferral Benefit has commenced, the Participant’s Beneficiary shall receive or continue to receive the Participant’s Deferred Benefit Account in accordance with the Participant’s election pursuant to paragraph 7.6.

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7.4 Disability. In the event of Disability while employed by the Employer before the completion of all deferrals provided for under a Participation Agreement, the Employer shall credit to the disabled Participant’s Deferred Benefit Account an amount equal to the amount deferred by the Participant under the Participation Agreement during such period of Disability, but not beyond the end of the Plan Year to which the Participation Agreement applies.

7.5 Suspension of Participation; Failure to Continue Participation. The Committee, in its sole discretion, may suspend the deferral of a Participant’s Compensation upon the advanced written request of a Participant on account of financial hardship suffered by that Participant. A Participant must file any request for such suspension on or before the 15th day preceding the regular payment date on which the suspension is to take effect. The Committee, in its sole discretion, shall determine the amount, if any, that will not be deferred by the Participant as a result of the financial hardship.

The suspension of any deferrals under this paragraph shall not affect amounts deferred with respect to periods before the effective date of the suspension and will affect amounts deferred for the balance of the Plan Year. A Participant whose deferrals are suspended may not execute a subsequent Participation Agreement that would take effect before the beginning of the third Plan Year following the close of the Plan Year in which the suspension first took effect.

In order to qualify under this paragraph, the financial hardship must be the result of an unforeseeable emergency. For this purpose, an “unforeseeable emergency” shall mean a severe financial hardship resulting from (i) an illness or accident of the Participant, the Participant’s Spouse or Beneficiary, or the Participant’s dependent (as defined in Internal Revenue Code Section 152, without regard to Internal Revenue Code Section 152(b)(1), (b)(2), and (d)(1)(B)); (ii) the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The imminent foreclosure of

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or eviction from the Participant’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for the funeral expenses of the Participant’s Spouse or Beneficiary, or the Participant’s dependent (as defined in Internal Revenue Code Section 152, without regard to Internal Revenue Code Section 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an unforeseeable emergency.

7.6 Time and Form of Benefit Payment.

(a)	A Participant may elect in a properly executed Participation Agreement that the amount that is to be deferred for the applicable Plan Year be paid upon the Participant’s Separation from Service or upon the later of the Participant’s Separation from Service or attainment of a specified age. The Participant may also elect the method of payment (e.g., in a single lump sum payment or in a specified number of annual installments). Except as otherwise provided in paragraph 7.2, when the applicable payment event occurs, the Employer shall pay to the Participant or the Participant’s Beneficiary the amount specified in one of the following forms as elected by the Participant, either in the Participation Agreement or the Amendment of Payment Election Form filed by the Participant:

(1)	a lump sum payment.

(2)	with respect to balances in Account A, an annual payment of a fixed amount that shall amortize the Deferred Benefit Account balance in equal annual payments, consisting of both principal and interest, over a period from 2 to 20 years. For purposes of determining the amount of the annual payment, the assumed rate of interest on Account A shall be the average of the applicable Interest Yield as of each Determination Date for the 60 months preceding the initial annual installment payment.

(3)

with respect to balances in Account B, an annual payment over a period from 2 to 20 years, each such payment having a value, as determined pursuant to paragraph 6.4(d), of the number of Share Units equal to (i) the number of Share Units in the accounts on the Determination Date immediately

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following the payment event described in the Participant’s Participation Agreement divided by (ii) the number of annual installments elected. During the period that a Participant is receiving a distribution from Account B, Share Unit dividends will be added to the Accounts in accordance with paragraph 6.4(b). Such Share Unit dividends shall be valued in the same manner as previously described, and all such Share Units accruing after a distribution from Account B is made shall be paid to the Participant with the next distribution from the account.

(b)	A Participant may change the time and form in which the Participant’s benefits shall be paid by filing an Amendment of Payment Election Form indicating such change, provided such amended election (i) shall not take effect until at least 12 months after the date on which such election is made and shall be made not less than 12 months before the date the payment otherwise would have been made, and (ii) except in the case of a payment upon the death of the Participant, shall defer payment of the Participant’s Accounts for at least five years from the date initial payment would otherwise have been made. An Amendment of Payment Election Form shall be accepted by the Company only if such form complies with the requirements of the preceding sentence and shall become irrevocable on the date such election is accepted by the Company. No such Amendment of Payment Election Form shall change the amount elected to be deferred in the Participation Agreement to which it relates.

(c)	In the absence of a Participant’s election under paragraph 7.6(a), benefits shall be paid upon Separation from Service in the form specified in paragraph 7.6(a)(2) and 7.6(a)(3) over a 15 year period.

(d)	If a Participant’s Beneficiary dies before payment of the Participant’s Deferred Benefits are complete, payments will continue to be made to the estate of the Beneficiary in accordance with the Participant’s election pursuant to this paragraph 7.6.

7.7 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes required to be withheld from an employee’s wages for the federal or any state or local government.

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7.8 Commencement of Payments. Unless otherwise provided, payments under this Plan shall be made or commence within 45 days of the first Determination Date following the event giving rise to the payment under this Plan.

7.9 Delay for Specified Employees. Notwithstanding the foregoing, if a Participant is a “specified employee” for purposes of Internal Revenue Code Section 409A, distribution on account of Separation from Service for a reason other than death shall be delayed until the earlier to occur of the Participant’s death or the date that is six months and one day following the Participant’s Separation from Service (the “Delay Period”). Upon the expiration of the Delay Period, the payment delayed pursuant to this paragraph shall be paid to the Participant, and any remaining installment payments due under paragraph 7.6 shall be payable in accordance with their original payment schedule.

ARTICLE VIII

BENEFICIARY DESIGNATION

8.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as the Participant’s Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be paid in the event of the Participant’s death before complete distribution to the Participant of the benefits due the Participant under the Plan.

8.2 Amendments. A Participant may change a Beneficiary Designation by written filing of such change on a form prescribed by the Company. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed.

8.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be deemed to be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

(a)	The surviving Spouse;

(b)	The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

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(c)	The Participant’s personal representative (executor or administrator).

8.4 Effect of Payment. The payment to the Beneficiary or the Beneficiary’s estate shall completely discharge the Employer’s obligations relating to the Participant under this Plan.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment. The Board may at any time amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account at the time of such amendment.

9.2 Right to Terminate. The Board may at any time terminate the Plan with respect to new elections to defer if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. The Board may also terminate the Plan in its entirety at any time subject to and in compliance with Internal Revenue Code Section 409A.

ARTICLE X

MISCELLANEOUS

10.1 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests, in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer (“Policies”). Such Policies or other assets of the Employer shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Employer under this Plan. Any and all of the Employer’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

EDCP 11.04.08

10.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, before actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.3 Not a Contract of Service. The terms and conditions of this Plan shall not be deemed to constitute a contract of service between the Employer and the Participant, and the Participant (or the Participant’s Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

10.4 Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

10.5 Applicable Law. The Plan, and any Participation Agreement related thereto, shall be governed by the laws of the State of Kansas, without regard to the principles of conflicts of law.

10.6 Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan may not be accelerated except as otherwise permitted under Internal Revenue Code Section 409A and the guidance and Treasury regulations issued thereunder.

EDCP 11.04.08

10.7 Internal Revenue Code Section 409A. The Plan and the benefits provided hereunder are intended to comply with Internal Revenue Code Section 409A and the guidance and Treasury regulations issued thereunder, to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer the Plan so that it will comply with the requirements of Internal Revenue Code Section 409A, the Company does not represent or warrant that the Plan will comply with Internal Revenue Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Internal Revenue Code Section 409A.

EDCP 11.04.08